Exhibit T3D-1

Court File No.: CV-23-00709606-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

THE HONOURABLE	)	WEDNESDAY, THE 15th
)
JUSTICE WILTON-SIEGEL	)	DAY OF NOVEMBER, 2023
)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF AYR WELLNESS CANADA HOLDINGS INC., AND INVOLVING AYR WELLNESS INC., 242 CANNABIS LLC, AYR OHIO LLC, AYR WELLNESS HOLDINGS LLC, AYR WELLNESS NJ LLC, BP SOLUTIONS LLC, CSAC ACQUISITION IL CORP., CSAC ACQUISITION NJ CORP., CSAC ACQUISITION NV CORP., CSAC ACQUISITION TX CORP., CSAC HOLDINGS INC., CULTIVAUNA, LLC, DFMMJ INVESTMENTS LLC, DWC INVESTMENTS, LLC, GREEN LIGHT HOLDINGS, LLC, GREEN LIGHT MANAGEMENT, LLC, HERBAL REMEDIES DISPENSARIES, LLC, KLYMB PROJECT MANAGEMENT, INC., KYND-STRAINZ LLC, LEMON AIDE LLC, LIVFREE WELLNESS LLC, PA NATURAL MEDICINE LLC, PARKER SOLUTIONS NJ, LLC, TAHOE CAPITAL COMPANY, TAHOE HYDROPONICS COMPANY, LLC, TAHOE-RENO BOTANICALS, LLC, TAHOE-RENO EXTRACTIONS, LLC, CSAC ACQUISITION FL CORP., CSAC ACQUISITION INC., CSAC ACQUISITION MA II CORP., AMETHYST HEALTH LLC, CANNTECH PA, LLC, CSAC ACQUISITION CONNECTICUT LLC, MERCER STRATEGIES PA, LLC, CSAC ACQUISITION PA CORP., CSAC ACQUISITION PA II CORP., DOCHOUSE, LLC, SIRA NATURALS, INC., ESKAR LLC AND AYR NJ LLC, CSAC OHIO, LLC, MERCER STRATEGIES FL, LLC, PARKER RE MA, LLC, PARKER RE PA, LLC, PARKER SOLUTIONS IL, LLC, PARKER SOLUTIONS OH, LLC, PARKER SOLUTIONS PA, LLC, PARKER SOLUTIONS FL, LLC, MERCER STRATEGIES MA, LLC, PARKER SOLUTIONS MA, LLC

INTERIM ORDER

THIS MOTION made by the Ayr Wellness Canada Holdings Inc. (the "Applicant" and together with Ayr Wellness Inc., "Ayr") for an interim order (this "Interim Order") in connection with an arrangement (the "Arrangement") pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the "CBCA") was heard this day by judicial videoconference via Zoom.

ON READING the Notice of Motion, the Notice of Application issued on November 14, 2023 and the affidavit of Brad Asher, sworn November 13, 2023, (the "Asher Affidavit"), including the Plan of Arrangement attached as Appendix B (as amended, restated, supplemented, the "Plan") to the draft management information circular of Ayr (the "Information Circular"), which is attached as Exhibit A to the Asher Affidavit, and on hearing the submissions of counsel for Ayr and counsel for certain holders of the 12.5% senior notes due December 10, 2024 issued by Ayr Wellness Inc. (the "2024 Notes" and holders of such 2024 Notes, the "2024 Noteholders") party to the Support Agreement dated October 31, 2023, including all schedules attached thereto (the "Support Agreement") among Ayr, certain affiliates of Ayr, and the 2024 Noteholders party thereto (the "Supporting Senior Noteholders"), and on being advised that the Director appointed under the CBCA (the "Director") does not consider it necessary to appear.

Definitions

1.              THIS COURT ORDERS that all definitions used in this Interim Order shall have the meanings ascribed thereto in the Information Circular or otherwise as specifically defined herein.

The Meeting

2.              THIS COURT ORDERS that Ayr is permitted to call, hold and conduct a special meeting (the "Meeting") of the 2024 Noteholders to be held at the offices of Stikeman Elliott LLP at 5300 Commerce Court West; 199 Bay Street; Toronto Ontario M5L 1B9 on December 15, 2023 at 10:00 a.m. (Toronto time) for the 2024 Noteholders to consider and, if determined advisable, pass a special resolution authorizing, adopting and approving the Arrangement and the Plan (collectively, the "Arrangement Resolution").

3.              THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of 2024 Noteholders, which accompanies the Information Circular (the "Notice of Meeting") and the trust indenture dated December 10, 2020 among Ayr and the indenture trustee, Odyssey Trust Company (the "Indenture Trustee"), as amended, restated, and/or supplemented (the "Existing Indenture"), subject to what may be provided hereafter and subject to further order of this court.

4.              THIS COURT ORDERS that the record date (the "Record Date") for determination of the 2024 Noteholders entitled to notice of, and to vote at, the Meeting shall be 5:00 p.m. (Toronto time) on November 8, 2023.

5.              THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

a)	the 2024 Noteholders as of the Record Date or their authorized proxyholders;

b)	representatives and advisors of the 2024 Noteholders as of the Record Date, including the representatives and advisors of the Supporting Senior Noteholders;

c)	the officers, directors, auditors and advisors of Ayr;

d)	the Indenture Trustee and its advisors;

e)	the Director; and

f)	other persons who may receive the permission of the Chair (as defined below) of the Meeting.

6.             THIS COURT ORDERS that Ayr may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

Chair and Quorum

7.              THIS COURT ORDERS that any officer or director of Ayr may act as chair of the Meeting (the "Chair").

8.              THIS COURT ORDERS that the Chair of the Meeting shall be determined by Ayr and that the quorum at the Meeting shall be not less than 25% of the principal amount of the 2024 Notes entitled to be voted at the Meeting by 2024 Noteholders, whether present in person or represented by proxy. If a quorum is not present at the Meeting, the Meeting may be adjourned to the second business day following the original scheduled date of the Meeting, at the same time and place, and no notice shall be required to be given in respect of such adjourned Meeting. At the adjourned Meeting, the 2024 Noteholders present in person or by proxy shall form a quorum.

Amendments to the Arrangement and Plan

9.              THIS COURT ORDERS that, subject to the terms of the Support Agreement, Ayr is authorized to make, subject to paragraph 10, such amendments, modifications or supplements to the Arrangement and the Plan as it may determine without any additional notice to the 2024 Noteholders or others entitled to receive notice under this Interim Order, provided that such amendments, modifications or supplements (a) are to correct clerical errors, (b) would not, if disclosed, reasonably be expected to affect a 2024 Noteholder's voting decision in respect of the Arrangement Resolution, or (c) are authorized by subsequent order of the Court, and the Arrangement and Plan, as so amended, modified or supplemented, shall be the Arrangement and Plan to be submitted to the 2024 Noteholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements to the Arrangement or the Plan may be made following the Meeting, but shall be subject to the terms of the Support Agreement and the Plan and, if appropriate, further direction by this Court at the hearing for the final order approving the Arrangement (the "Final Order").

10.            THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan are made after initial notice is provided as contemplated in paragraph 14 herein, and such amendments, modifications or supplements would, if disclosed, reasonably be expected to affect a 2024 Noteholder's voting decision in respect of the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Ayr may determine.

Amendments to the Information Circular

11.            THIS COURT ORDERS that Ayr is authorized to make such amendments, revisions and/or supplements to the draft Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with this Interim Order.

Adjournments and Postponements

12.            THIS COURT ORDERS that Ayr, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the 2024 Noteholders respecting the adjournment or postponement, and subject to paragraph 7, notice of any such adjournment or postponement shall be given by such method as Ayr may determine is appropriate in the circumstances.

13.            THIS COURT ORDERS that any adjournment or postponement of the Meeting shall not have the effect of modifying the Record Date for 2024 Noteholders entitled to receive notice of or to vote at the Meeting.

Notice of Meeting

14.            THIS COURT ORDERS that effect notice of the Meeting, Ayr shall send, or cause to be sent, the Information Circular (including the Notice of Application and this Interim Order), the Notice of Meeting, the form of proxy and the letter of transmittal, along with such amendments or additional documents as Ayr may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the "Meeting Materials"), as follows:

a)	to the 2024 Noteholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

i)	by pre-paid ordinary or first-class mail at the addresses of the 2024 Noteholders as they appear on the books and records of Ayr or the Indenture Trustee, at the close of business on the Record Date;

ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii)	by facsimile or electronic transmission to any 2024 Noteholder, who is identified to the satisfaction of Ayr, who requests such transmission in writing and, if required by Ayr, who is prepared to pay the charges for such transmission;

b)	to non-registered 2024 Noteholders by providing sufficient copies of the Meeting Materials to Intermediaries and CDS in a timely manner, in accordance with National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer,

c)	to the directors and auditor of Ayr, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

15.            THIS COURT ORDERS that Ayr is hereby directed to provide notice to the Ayr Shareholders and Ayr Exchangeable Shareholders and beneficial holders of SVS Shares by (a) posting on SEDAR+ the Notice of Application and this Interim Order (collectively, the "Court Materials") and the letter to Ayr Shareholders and Ayr Exchangeable Shareholders in substantially the form attached as Exhibit "G" to the Asher Affidavit (the "Shareholder Letter"); (b) issuing a press release in respect of obtaining this Interim Order and the hearing to obtain the Final Order; and (c) distributing the Shareholder Letter to them by any method permitted under paragraph 14 of this Interim Order, as soon as reasonably practicable following the distribution of the Meeting Materials.

16.            THIS COURT ORDERS that accidental failure or omission by Ayr, the Indenture Trustee, CDS, Intermediaries or other applicable agents to give notice of the meeting or to distribute the Meeting Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Ayr, or the non-receipt of such notice, shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Ayr, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

17.            THIS COURT ORDERS that, subject to the terms of the Support Agreement, Ayr is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials as Ayr may determine ("Additional Information"), and that notice of such Additional Information may, subject to paragraph 10, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as Ayr may determine.

18.            THIS COURT ORDERS that distribution of the Meeting Materials, Court Materials and Shareholder Letter pursuant to paragraphs 14 and 15 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 14 and 15 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials, Court Materials or Shareholder Letter or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 10 above.

Solicitation and Revocation of Proxies

19.            THIS COURT ORDERS that Ayr is authorized to use the proxies substantially in the form of the drafts accompanying the Information Circular, with such amendments and additional information as Ayr may determine are necessary or desirable. Ayr is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine.

20.            THIS COURT ORDERS that in order to cast a vote at the Meeting, a beneficial holder of 2024 Notes must submit its voting instructions to its Intermediary in accordance with instructions provided by the Intermediary such that proxies are received at or prior to 5:00 pm (Toronto time) on December 13, 2023 or, in the event that the Meeting is adjourned or postponed, not later than 5:00 p.m. (Toronto time) on the second business day before the date of any adjournment or postponement of the Meeting (the "Voting Deadline"). Beneficial holders of 2024 Notes shall be entitled to revoke their voting instructions in accordance with the instructions provided by their Intermediary, provided all revocations of proxies shall be received by the Voting Deadline.

21.            THIS COURT ORDERS, subject to the terms of the Support Agreement, Ayr may waive or extend the time limits set out herein or in the Information Circular for the deposit or revocation of voting instructions (including, without limitation, the Voting Deadline) with the consent of the Requisite Supporting Senior Noteholders, not to be unreasonably withheld.

Voting

22.            THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those 2024 Noteholders who hold Notes as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies solicited by Ayr that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

23.            THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per U.S.$1.00 of principal amount of 2024 Notes held by the applicable 2024 Noteholder as of the Record Date. In order for the Arrangement Resolution to have been considered to have been approved at the Meeting, the Arrangement Resolution must be passed at the Meeting by an affirmative vote of at least two-thirds (66 2/3%) in value of the votes cast in respect of the Arrangement Resolution at the Meeting, in person or by proxy, by the 2024 Noteholders. Such votes shall be sufficient to authorize Ayr to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the 2024 Noteholders, subject only to the granting of the Final Order by the Court and the satisfaction or waiver of the conditions to the Plan pursuant to its terms.

24.            THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Ayr (other than in respect of the Arrangement Resolution), each Noteholder is entitled to one vote for each U.S.$1.00 of principal amount of 2024 Notes held by such 2024 Noteholder as of the Record Date.

Hearing of Application for Approval of the Arrangement

25.            THIS COURT ORDERS that, upon and subject to approval of the Arrangement Resolution at the Meeting in the manner set forth in this Interim Order, Ayr may apply to this Court for the Final Order.

26.            THIS COURT ORDERS that distribution of the Notice of Application, the Interim Order in the Information Circular, and the Shareholder Letter, when sent in accordance with this Interim Order, shall constitute good and sufficient service of the Notice of Application, this Interim Order and the Final Order to be sought by Ayr, and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 27.

27.            THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for Ayr, with a copy to counsel for the Supporting Senior Noteholders, as soon as reasonably practicable and, in any event, no less than two days before the hearing of this Application at the following addresses:

STIKEMAN ELLIOTT LLP		GOODMANS LLP
Barristers & Solicitors		Bay-Adelaide Centre
5300 Commerce Court West		3400-333 Bay Street
199 Bay Street		Toronto, Ontario M5H 2S7
Toronto, Ontario M5L 1B9
		Attn:	Brendan O'Neill / Bradley Wiffen
Attn:	Alexander D. Rose / Lee Nicholson / Zev Smith	Email:	boneill@goodmans.ca
Email:	arose@stikeman.com		bwiffen@goodmans.ca
	leenicholson@stikeman.com	Fax:	(416) 979-1234
zsmith@stikeman.com
Fax:	(416) 947-0866	Lawyers for the Supporting Senior Noteholders

Lawyers for Ayr

28.            THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)            Ayr;

ii)           the 2024 Noteholders (including counsel for the Supporting Senior Noteholders);

iii)          the Indenture Trustee;

iv)          the Director;

v)           any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

vi)          the respective legal counsel for any of the foregoing persons.

29.            THIS COURT ORDERS that any materials to be filed by Ayr in support of the within Application for final approval of the Arrangement may be filed up to one (1) day prior to the hearing of the Application without further order of this Court.

30.            THIS COURT ORDERS that in the event the Application for the Final Order does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 27 shall be entitled to be given notice of the adjourned date.

Service and Notice

31.            THIS COURT ORDERS that the Applicant and its counsel are at liberty to serve or distribute this Order and any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to interested parties and their advisors. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations, Reg. 81000-2-175 (SOR/DORS).

Stay of Proceedings

32.            THIS COURT ORDERS from 12:01 a.m. (Toronto time) on the date of this Interim Order until the earlier of (i) the effective time of the Arrangement, and (ii) further order of this Court, no right, remedy or proceeding, including, without limitation, any right to terminate, demand, accelerate, set off, amend, declare in default or take any other action under or in connection with any loan, note, commitment, indenture, instrument, contract, licence, permit or other agreement of any kind of nature whatsoever, whether written or oral (an "Agreement"), at law or under contract, may be exercised, commenced or proceeded with by: (i) any 2024 Noteholder; (ii) the Indenture Trustee, or (iii) any other person party to or a beneficiary of any Agreement with Ayr or any subsidiary or affiliate of Ayr (each a "Ayr Entity" and collectively, the "Ayr Entities"), against or in respect of the Ayr Entities or any of the present or future property, assets, rights or undertakings of the Ayr Entities, of any nature and wherever located, by reason or as a result of:

(a)	the Applicant having made an application to this Court pursuant to Section 192 of the CBCA;

(b)	an Ayr Entity being a party to or involved in this proceeding, any foreign recognition proceedings or the Arrangement;

(c)	an Ayr Entity taking any steps contemplated by or related to these proceedings or the Arrangement; or

(d)	any default or cross-default arising under any Agreement to which an Ayr Entity is a party, including, without limitation, the Existing Indenture, as a result of any circumstance listed above,

(collectively, the "Specified Events"), in each case except with the prior written consent of Ayr or leave of this Court, provided that, for greater certainty, nothing in this Interim Order shall operate to stay the Indenture Trustee or the 2024 Noteholders from exercising any rights or remedies against Ayr or any other Ayr Entity as a result of the occurrence of a default or event of default, other than the Specified Events, under the Existing Indenture or any related guarantee or security document.

Precedence

33.            THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the 2024 Notes, the CBCA, the articles of incorporation, by-laws or other constating documents of Ayr, this Interim Order shall govern.

Extra-Territorial Assistance

34.            THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, regulatory or administrative body having jurisdiction in Canada, the United States, or any other foreign jurisdiction, to give effect to this Interim Order and to act in aid of and to assist this Court and Ayr and its respective agents in carrying out the terms of this Interim Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to Ayr as may be necessary or desirable to give effect to this Interim Order, to grant representative status to Ayr in any foreign proceeding, or to assist Ayr and its respective agents in carrying out the terms of this Interim Order.

Indenture Trustee

35.            THIS COURT ORDERS that the Indenture Trustee is authorized and directed to take all such actions as set out in this Interim Order and the Indenture Trustee shall not incur any liability as a result of carrying out or observing the provisions of this Interim Order or the Existing Indenture or the taking of any action incidental hereto, save and except for any gross negligence or wilful misconduct on its part.

Variance

36.            THIS COURT ORDERS that Ayr shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA	Court File No: CV-23-00709606-00CL

BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF AYR

WELLNESS CANADA HOLDINGS INC., et al

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding commenced at Toronto

ORDER

STIKEMAN ELLIOTT LLP Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto, Canada M5L 1B9
Alexander D. Rose LSO#49415P arose@stikeman.com Tel: (416) 869-5261
Lee Nicholson LSO# 664121 leenicholson@stikeman.com Tel: (416) 869-5604
Zev Smith LSO# 70756R zsmith@stikeman.com Tel: (416) 869-5260
Lawyers for the Applicant